Exhibit 99.1

News	FOR IMMEDIATE RELEASE

Heidrick & Struggles Reports Fourth Quarter and 2013 Financial Results

CHICAGO (February 25, 2014) — Heidrick & Struggles International, Inc. (Nasdaq: HSII), the premier professional services firm focused on serving the leadership needs of top organizations globally, today announced financial results for its fourth quarter and year ended December 31, 2013.

Highlights:

•	Fourth quarter net revenue increased 13.6% (approximately 15% on a constant currency basis) to $118.0 million from $103.9 million in the 2012 fourth quarter.

•	Adjusted EBITDA(1) in the fourth quarter improved to $7.4 million and Adjusted EBITDA margin(1) was 6.3%, compared to Adjusted EBITDA of $2.3 million and Adjusted EBITDA margin of 2.2% in the 2012 fourth quarter.

•	For the year, net revenue of $462.0 million increased 4.1% (approximately 5% on a constant currency basis) from $443.8 million in 2012.

•	Adjusted EBITDA for 2013 improved to $39.7 million and Adjusted EBITDA margin was 8.6%, compared to Adjusted EBITDA of $35.1 million and Adjusted EBITDA margin of 7.9% in 2012.

•	Consultant productivity, as measured by net revenue per consultant, increased to $1.5 million in the fourth quarter and to $1.4 million for the year.

Tracy R. Wolstencroft, Heidrick & Struggles’ President and Chief Executive Officer said, “Our fourth quarter and full-year 2013 results reflect year-over-year improvements in revenue, adjusted EBITDA margin and productivity. The need for talent and leadership has never been greater, especially in a global economy that is growing increasingly more complex. With the caliber of this firm’s brand, people and relationships, I see opportunities to create increasing value for our clients, our shareholders and our colleagues.”

(1)	Adjusted EBITDA refers to earnings before interest, taxes, depreciation, intangible amortization, stock-based compensation expense, compensation expense associated with Senn Delaney retention awards, Senn Delaney earnout accretion, restructuring charges, and other non-operating income (expense). Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures (see attached reconciliation.)

2013 Fourth Quarter Results

The company regularly reviews its operating segments to determine which segments are material according to specific reporting criteria. As of December 31, 2013 Senn Delaney, the culture-shaping firm acquired on December 31, 2012, now meets the materiality threshold and is required to be separately reported. Therefore, the company will report its results by four segments. Executive Search, including Leadership Consulting, will continue to be reported by the three geographic regions. The fourth segment is comprised of the company’s Culture Shaping services across the globe, provided by Senn Delaney.

Consolidated net revenue was $118.0 million in the fourth quarter, up 13.6 percent (approximately 15 percent on a constant currency basis) from $103.9 million in the 2012 fourth quarter. Exchange rate fluctuations negatively impacted net revenue by $1.1 million. Year over year, net revenue increased 10.4 percent in the Americas and 7.7 percent in Europe (approximately 5 percent on a constant currency basis), but declined 3.9 percent in Asia Pacific (an increase of approximately 2 percent on a constant currency basis). Revenue from Culture Shaping services was on plan at $7.2 million.

The company ended the fourth quarter with 293 Executive Search and Leadership Consulting consultants compared to 331 at December 31, 2012. Productivity, as measured by annualized net revenue per consultant, increased to $1.5 million compared to $1.2 million in the 2012 fourth quarter. Specific to Executive Search, the company’s primary business, the number of confirmed executive searches in the quarter increased 3.5 percent compared to the 2012 fourth quarter. The average revenue per executive search increased to $118,800 compared to $117,600 in the 2012 fourth quarter. Executive Search revenue was driven by growth in the Consumer Markets, Industrial and Global Technology & Services practices.

Salaries and employee benefits expense in the 2013 fourth quarter increased 13.6 percent, or $9.9 million, to $83.3 million from $73.3 million in the 2012 fourth quarter. Variable compensation expense increased $11.9 million, primarily related to consultant and company performance. Fixed compensation expense declined $2.0 million as decreases in guarantee and sign-on bonus expense and lower headcount were partially offset by the addition of Senn Delaney. Salaries and employee benefits expense was 70.6 percent of net revenue for the quarter, the same as in the 2012 fourth quarter.

General and administrative expenses increased 8.5 percent, or $2.6 million, to $33.6 million from $31.0 million in the 2012 fourth quarter. The addition of Senn Delaney represented $3.0 million in the quarter, including $1.4 million related to the amortization of the acquired intangible assets and $0.5 million associated with the accretion of expected earnout payments. The 2012 fourth quarter included $1.7 million of costs related to the company’s acquisition of Senn Delaney. Excluding Senn Delaney related expenses in both years, general and administrative expenses increased $1.3 million. As a percentage of net revenue, general and administrative expenses were 28.5 percent, compared to 29.8 percent in the 2012 fourth quarter.

Following the acquisition of Senn Delaney on December 31, 2012, the company began providing Adjusted EBITDA and Adjusted EBITDA margin comparisons, non-GAAP financial measures which management believes more appropriately reflect core operations. Adjusted EBITDA in the 2013 fourth quarter was $7.4 million and Adjusted EBITDA margin was 6.3 percent, compared to Adjusted EBITDA of $2.3 million and Adjusted EBITDA margin of 2.2 percent in the 2012 fourth quarter.

Operating income in the fourth quarter was $1.1 million and operating margin (operating income as a percentage of net revenue) was 0.9 percent, compared to an operating loss of $0.5 million in the 2012 fourth quarter.

The company reported net income in the 2013 fourth quarter of $1.5 million and diluted earnings per share of $0.08. The effective tax benefit in the quarter was 115 percent, primarily reflecting the release of a valuation allowance. In the 2012 fourth quarter, the net loss was $0.4 million and diluted loss per share was $0.02 based on an effective quarterly tax rate of 264 percent that primarily reflected losses incurred in certain jurisdictions that could not be benefited for tax purposes due to valuation allowances.

Net cash provided by operating activities in the 2013 fourth quarter was $55.9 million, compared to $55.7 million in the 2012 fourth quarter. Cash and cash equivalents at December, 2013 were $181.6 million ($146.1 million net of debt), compared to $132.8 million at September 30, 2013 ($95.8 million net of debt), and $117.6 million at December 31, 2012.

2013 Results

For the year ended December 31, 2013 consolidated net revenue of $462.0 million increased 4.1 percent (approximately 5 percent on a constant currency basis) from $443.8 million in 2012. Exchange rate fluctuations negatively impacted net revenue by $4.3 million. Net revenue increased 0.9 percent in the Americas, decreased 9.0 percent in Europe, and was flat in Asia Pacific (increased approximately 4 percent on a constant currency basis). Revenue from Culture Shaping services was $24.8 million in 2013.

The average number of Executive Search and Leadership Consulting consultants in 2013 was 317 compared to 342 in 2012. Productivity, as measured by annualized net revenue per consultant, improved to $1.4 million compared to $1.3 million in 2012. Specific to Executive Search, the number of confirmed executive searches in 2013 was 3,567 compared to 3,585 in 2012 and the average revenue per search was $113,400 compared to $113,700 in 2012.

Salaries and employee benefits expense was $319.5 million in 2013, up $10.0 million or 3.2 percent compared to 2012. The increase included $16.6 million of costs related to Senn Delaney, $3.0 million of expense related to a separation agreement with the company’s former chief executive officer, and an increase of $11.7 million in variable compensation expense. Those increases were partially offset by a reduction of $21.3 million in fixed compensation related to lower headcount, lower sign-on and minimum guarantee expense and lower amortization of retention related bonus payments. Salaries and employee benefits expense was 69.2 percent of net revenue 2013, compared to 69.7 percent in 2012.

General and administrative expense was $126.9 million in 2013, up $13.1 million or 11.5 percent compared to 2012. The increase was primarily related to $12.5 million of expenses related to Senn Delaney, but also reflects an increase in expenses related to the company’s proprietary database, unbillable travel, and hiring fees. The year-over-year increase was partially offset by the absence of Senn Delaney acquisition related costs of $1.4 million incurred in 2012. General and administrative expenses were 27.5 percent of net revenue 2013, compared to 25.6 percent in 2012.

Adjusted EBITDA for 2013 was $39.7 million and Adjusted EBITDA margin was 8.6 percent, compared to Adjusted EBITDA of $35.1 million and Adjusted EBITDA margin of 7.9 percent in 2012.

Operating income in 2013 was $15.6 million and operating margin was 3.4 percent compared to operating income of $19.6 million and operating margin of 4.4 percent in 2012. Net income in 2013 was $6.3 million and diluted earnings per share were $0.35, reflecting an effective tax rate of 52.6 percent, compared to net income of $6.2 million in 2012 and diluted earnings per share of $0.34, reflecting an effective tax rate of 69.2 percent. The effective tax rates in both years are higher than the statutory rate primarily due to losses incurred in certain jurisdictions that cannot be benefitted for tax purposes due to valuation allowances.

Segment Review

For segment purposes, reimbursements of out-of-pocket expenses classified as revenue and restructuring charges are reported separately and, therefore, are not included in the results of the four segments. The company believes that analyzing trends in revenue before reimbursements (net revenue) and operating income (loss) more appropriately reflect the company’s core operations.

$ in millions	4Q 13	4Q 12	Change	2013	2012	Change
Executive Search, including Leadership Consulting
Americas
Net revenue	$63.8	$57.8	$6.0	$256.7	$254.4	$2.3
Operating income	$15.8	$12.4	$3.4	$69.6	$61.6	$8.0
Consultants	126	154	(28)
Europe
Net revenue	$25.0	$23.3	$1.8	$90.1	$99.0	$(8.9)
Operating income/(loss)	$(1.8)	$0.1	$(1.9)	$(7.1)	$3.0	$(10.2)
Consultants	83	93	(10)
Asia Pacific
Net revenue	$22.0	$22.8	$(0.9)	$90.4	$90.4	$0.0
Operating income	$(0.5)	$(0.1)	$(0.4)	$5.5	$3.8	$1.7
Consultants	84	84	0
Culture Shaping
Net revenue	$7.2	$—	$7.2	$24.8	$—	$24.8
Operating income	$(0.5)	$—	$(0.5)	$(4.3)	$—	$(4.3)
Global Operations Support	$(11.9)	$(12.8)	$1.0	$(48.1)	$(47.9)	$(0.2)
Restructuring charges	$—	$—	$—	$—	$(0.8)	$0.8

Operating income/(Loss)	$1.1	$(0.5)	$1.6	$15.6	$19.6	$(4.1)

Totals and subtotals may not equal the sum of individual line items due to rounding.

2013 fourth quarter net revenue in the Americas increased $6.0 million, or 10.4 percent, to $63.8 million year over year. Improvements in consultant productivity and average revenue per executive search, as well as revenue growth in the Consumer Markets, Industrial and Global Technology & Services Search practices drove the increase in revenue, partially offset by declines in the Financial Services and Healthcare & Life Sciences practices and lower consultant headcount. The fourth quarter operating margin improved to 24.8 percent compared to 21.5 percent in the 2012 fourth quarter mostly reflecting the increase in net revenue. For the year, net revenue in the Americas increased $2.3 million, or 0.9 percent, driven by an increase in consultant productivity, average revenue per search and revenue growth in the Financial Services, Healthcare & Life Sciences and Global Technology & Services Search practices. Operating margin improved to 27.1 percent compared to 24.2 percent in 2012, reflecting the increase in net revenue and a reduction in salaries & employee benefits expense, partially offset by an increase in general and administrative expenses.

Net revenue in Europe increased $1.8 million, or 7.7 percent year over year in the 2013 fourth quarter (approximately 5 percent on a constant currency basis). Exchange rate fluctuations positively impacted year-over-year fourth quarter net revenue by $0.6 million. Fourth quarter revenue growth in the Industrial Search practice and Leadership Consulting as well as an improvement in consultant productivity were partially offset by a revenue decline in the Financial Services practice. Europe reported an operating loss in the fourth quarter of $1.8 million compared to operating income of $0.1 million in the 2012 fourth quarter, reflecting an increase in salaries and employee benefits expense and general and administrative expenses. Net revenue for the year declined $8.9 million or 9.0 percent, as a result of declines in all of the Search practices, except Healthcare & Life Sciences, and in Leadership Consulting services. Europe reported an operating loss of $7.1 million compared to operating income of $3.0 million in 2012, reflecting the decline in net revenue without a corresponding decrease in salaries and employee benefits expense, and an increase in general and administrative expenses.

Asia Pacific net revenue declined $0.9 million, or 3.9 percent, to $22.0 million in the 2013 fourth quarter (a year-over-year increase of approximately 2 percent on a constant currency basis). Exchange rate fluctuations negatively impacted year-over-year fourth quarter net revenue by $1.4 million. Growth in the Global Technology & Services Search practice was offset by revenue declines in the other practices. The operating loss in Asia Pacific was $0.5 million compared to $0.1 million in the 2012 fourth quarter primarily reflecting the decline in net revenue. For the year, net revenue of $90.4 million in Asia Pacific was unchanged from 2012 (an annual increase of approximately 4 percent on a constant currency basis), but the operating margin improved to 6.0 percent compared to 4.2 percent in 2012 primarily reflecting lower salaries and employee benefits expense.

Culture Shaping revenue in the 2013 fourth quarter was $7.2 million, of which $6.1 million was from the Americas and $1.1 million from Europe. The fourth quarter operating loss was $0.5 million which included $2.5 million related to retention awards, intangible amortization and earnout accretion for Senn Delaney. For the year, Culture Shaping revenue was $24.8 million, of which $21.3 million was from the Americas and $3.5 million from Europe. The operating loss in 2013 was $4.3 million, including $2.3 million related to retention awards, $5.4 million of intangible amortization, and $2.1 million related to earnout accretion for Senn Delaney.

Global Operations Support decreased 7.4 percent or $1.0 million to $11.9 million in the 2013 fourth quarter compared to the 2012 fourth quarter which included $1.7 million related to costs associated with the company’s acquisition of Senn Delaney. For the year, Global Operations Support was $48.1 million, essentially flat compared to $47.9 million in 2012.

2014 First Quarter Outlook

The company is forecasting 2014 first quarter consolidated net revenue of between $110 million and $120 million. Among other factors, this forecast reflects assumptions for the anticipated volume of new Executive Search confirmations, Leadership Consulting assignments, expectations for Culture Shaping services, the current backlog, consultant productivity, consultant retention, the seasonality of its business, the global economic climate and no change in future currency rates.

Wolstencroft added, “I have met or talked to hundreds of people at Heidrick & Struggles in my first three weeks as CEO. What I’ve learned to date has reinforced my belief that there is a considerable amount of strength within the company and potential for growth. My initial focus will be on attracting and retaining exceptional talent as well as fostering collaboration and teamwork across our global platform. Achieving profitable long-term growth will be driven by our ability to deliver unparalleled expertise and service to our clients.”

Quarterly Conference Call

Executives of Heidrick & Struggles will host a conference call to review the fourth quarter and 2013 results today, February 25, at 9 a.m. Central Time. Participants may access the company’s call and supporting slides through the internet at www.heidrick.com. For those unable to participate on the live call, a webcast and copy of the slides will be archived at www.heidrick.com and available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc., (Nasdaq: HSII) is the premier provider of senior-level Executive Search, Culture Shaping and Leadership Consulting services. For 60 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers in North America, Latin America, Europe and Asia Pacific. For more information about Heidrick & Struggles, please visit www.heidrick.com.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of comprehensive income/(loss), balance sheets or statements of cash flow of the company. Pursuant to the requirements of Regulation G, this earnings release contains the most directly comparable GAAP financial measure near the non-GAAP financial measure.

The non-GAAP financial measures used within this earnings release are Adjusted EBITDA and Adjusted EBITDA margin. Adjusted EBITDA refers to earnings before interest, taxes, depreciation, intangible amortization, stock-based compensation expense, compensation expense associated with Senn Delaney retention awards, Senn Delaney earnout accretion expense, restructuring charges, and other non-operating income (expense). Adjusted EBITDA margin refers to Adjusted EBITDA (as explained above) as a percentage of net revenue in the same period. A reconciliation of Adjusted EBITDA to Net Income is provided on the last page of this release.

These measures are presented because management uses this information to monitor and evaluate financial results and trends. Management believes this information is also useful for investors.

Safe Harbor Statement

This press release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things, our ability to attract, integrate, manage and retain qualified executive search consultants; our ability to develop and maintain strong, long-term relationships with our clients; further declines in the global economy and our ability to execute successfully through business cycles; the timing, speed or robustness of any future economic recovery; social or political instability in markets where we operate, the impact of foreign currency exchange rate fluctuations; unfavorable tax law changes and tax authority rulings; price competition; the ability to forecast, on a quarterly basis, variable compensation accruals that ultimately are determined based on the achievement of annual results; our ability to realize our tax losses; the timing of the establishment or reversal of valuation allowance on deferred tax assets; the mix of profit and loss by country; our reliance on information management systems; any further impairment of our goodwill and other intangible assets; and the ability to align our cost structure and headcount with net revenue. For more information on the factors that could affect the outcome of forward-looking statements, refer to our Annual Report on Form 10-K for the year ended December 31, 2012, under Risk Factors in Item 1A. We caution the reader that the list of factors may not be exhaustive. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

###

Contacts

Investors & Analysts:

Julie Creed, Vice President, Investor Relations & Real Estate:

+1 312 496 1774 or jcreed@heidrick.com

Media:

Jennifer Nelson, Director, Global Marketing:

+1 404 682 7373 or jnelson@heidrick.com

Heidrick & Struggles International, Inc.

Condensed Consolidated Statements of Comprehensive Income (Loss)

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	December 31,
	2013	2012	$ Change	% Change
Revenue:
Revenue before reimbursements (net revenue)	$118,003	$103,874	$14,129	13.6%
Reimbursements	4,850	4,787	63	1.3%

Total revenue	122,853	108,661	14,192	13.1%
Operating expenses:
Salaries and employee benefits	83,283	73,343	9,940	13.6%
General and administrative expenses	33,639	31,002	2,637	8.5%
Reimbursed expenses	4,850	4,787	63	1.3%

Total operating expenses	121,772	109,132	12,640	11.6%

Operating income (expense)	1,081	(471)	1,552	329.5%
Non-operating income (expense):
Interest, net	(55)	262
Other, net	(327)	454

Net non-operating income (expense)	(382)	716

Income before income taxes	699	245
Provision for (benefit from) income taxes	(803)	647

Net income (loss)	1,502	(402)
Other comprehensive income (loss), net of tax	919	(2,593)

Comprehensive income (loss)	$2,421	$(2,995)

Basic weighted average common shares outstanding	18,115	17,974
Dilutive common shares	191	—

Diluted weighted average common shares outstanding	18,306	17,974

Basic net income (loss) per common share	$0.08	$(0.02)
Diluted net income (loss) per common share	$0.08	$(0.02)
Salaries and employee benefits as a percentage of net revenue	70.6%	70.6%
General and administrative expense as a percentage of net revenue	28.5%	29.8%
Operating income (loss) as a percentage of net revenue	0.9%	-0.5%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended December 31,
					2013	2012
	2013	2012	$ Change	% Change	Margin *	Margin *
Revenue:
Americas	$63,800	$57,781	$6,019	10.4%
Europe	25,039	23,258	1,781	7.7%
Asia Pacific	21,954	22,835	(881)	-3.9%
Culture Shaping	7,210	—	7,210

Revenue before reimbursements (net revenue)	118,003	103,874	14,129	13.6%
Reimbursements	4,850	4,787	63	1.3%

Total revenue	$122,853	$108,661	$14,192	13.1%

Operating income (loss):
Americas	$15,793	$12,409	$3,384	27.3%	24.8%	21.5%
Europe	(1,778)	74	(1,852)	-2502.7%	-7.1%	0.3%
Asia Pacific	(526)	(116)	(410)	-353.4%	-2.4%	-0.5%
Culture Shaping	(524)	—	(524)		-7.3%

Total segments	12,965	12,367	598	4.8%	11.0%	11.9%
Global Operations Support	(11,884)	(12,838)	954	7.4%

Operating income (loss):	$1,081	$(471)	$1,552	329.5%	0.9%

*	Margin based on revenue before reimbursements (net revenue).

Heidrick & Struggles International, Inc.

Condensed Consolidated Statements of Comprehensive Income

(In thousands, except per share data)

	Twelve Months Ended
	December 31,
	2013	2012	$ Change	% Change
	(Unaudited)
Revenue:
Revenue before reimbursements (net revenue)	$461,995	$443,777	$18,218	4.1%
Reimbursements	18,998	21,304	(2,306)	-10.8%

Total revenue	480,993	465,081	15,912	3.4%
Operating expenses:
Salaries and employee benefits	319,499	309,502	9,997	3.2%
General and administrative expenses	126,931	113,826	13,105	11.5%
Reimbursed expenses	18,998	21,304	(2,306)	-10.8%
Restructuring charges	—	810	(810)

Total operating expenses	465,428	445,442	19,986	4.5%

Operating income	15,565	19,639	(4,074)	-20.7%
Non-operating income (expense):
Interest, net	(175)	1,118
Other, net	(2,002)	(495)

Net non-operating income (expense)	(2,177)	623

Income before income taxes	13,388	20,262
Provision for income taxes	7,041	14,022

Net income	6,347	6,240
Other comprehensive income (loss), net of tax	9	(1,277)

Comprehensive income	$6,356	$4,963

Basic weighted average common shares outstanding	18,077	17,971
Dilutive common shares	155	149

Diluted weighted average common shares outstanding	18,232	18,120

Basic net income per common share	$0.35	$0.35
Diluted net income per common share	$0.35	$0.34
Salaries and employee benefits as a percentage of net revenue	69.2%	69.7%
General and administrative expense as a percentage of net revenue	27.5%	25.6%
Operating income as a percentage of net revenue	3.4%	4.4%
Effective income tax rate	52.6%	69.2%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

(Unaudited)

	Twelve Months Ended December 31,
					2013	2012
	2013	2012	$ Change	% Change	Margin *	Margin *
Revenue:
Americas	$256,706	$254,395	$2,311	0.9%
Europe	90,081	99,004	(8,923)	-9.0%
Asia Pacific	90,418	90,378	40	0.0%
Culture Shaping	24,790	—	24,790

Revenue before reimbursements (net revenue)	461,995	443,777	18,218	4.1%
Reimbursements	18,998	21,304	(2,306)	-10.8%

Total revenue	$480,993	$465,081	$15,912	3.4%

Operating income (loss):
Americas	$69,592	$61,554	$8,038	13.1%	27.1%	24.2%
Europe	(7,129)	3,038	(10,167)	-334.7%		3.1%
Asia Pacific	5,469	3,792	1,677	44.2%	6.0%	4.2%
Culture Shaping	(4,281)	—	(4,281)

Total segments	63,651	68,384	(4,733)	-6.9%	13.8%	15.4%
Global Operations Support	(48,086)	(47,935)	(151)	-0.3%

Operating income before restructuring charges	15,565	20,449	(4,884)	-23.9%	3.4%	4.6%
Restructuring charges	—	(810)	810

Operating income:	$15,565	$19,639	$(4,074)	-20.7%	3.4%	4.4%

*	Margin based on revenue before reimbursements (net revenue).

Heidrick & Struggles International, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31,	December 31,
	2013	2012
	(Unaudited)
Current assets:
Cash and cash equivalents	$181,646	$117,605
Restricted cash	130	199
Accounts receivable, net	71,666	69,107
Other receivables	6,906	10,288
Prepaid expenses	14,786	14,167
Other current assets	1,807	1,366
Income taxes recoverable	5,772	5,651
Deferred income taxes	8,061	7,899

Total current assets	290,774	226,282

Non-current assets:
Property and equipment, net	34,961	42,362
Restricted cash	7,878	7,968
Assets designated for retirement and pension plans	22,685	22,763
Investments	13,848	11,902
Other non-current assets	5,693	5,301
Goodwill	123,274	120,940
Other intangible assets, net	26,637	32,020
Deferred income taxes	27,474	25,454

Total non-current assets	262,450	268,710

Total assets	$553,224	$494,992

Current liabilities:
Short term borrowings	$6,000	$—
Accounts payable	7,791	8,657
Accrued salaries and employee benefits	109,943	102,597
Other current liabilities	46,401	40,390
Income taxes payable	5,401	709
Deferred income taxes	251	43

Total current liabilities	175,787	152,396

Non-current liabilities:
Long term debt, less current maturities	29,500	—
Retirement and pension plans	38,735	37,247
Other non-current liabilities	61,293	56,943
Deferred income taxes	36	59

Total non-current liabilities	129,564	94,249

Stockholders’ equity	247,873	248,347

Total liabilities and stockholders’ equity	$553,224	$494,992

Heidrick & Struggles International, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Twelve Months Ended
	December 31,
	2013	2012
	(Unaudited)
Cash flows—operating activities:
Net income	$6,347	$6,240
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	16,275	10,801
Deferred income taxes	(3,749)	2,331
Net realized gains on investments	—	(2)
Stock-based compensation expense	3,747	4,199
Accretion expense related to earnout payments	2,082	—
Restructuring charges	—	810
Cash paid for restructuring charges	(999)	(9,128)
Changes in assets and liabilities, net of effects of acquisitions:
Trade and other receivables	236	6,288
Accounts payable	(504)	(471)
Accrued expenses	15,623	(21,755)
Income taxes recoverable (payable), net	4,292	10,182
Retirement and pension assets and liabilities	1,201	1,594
Prepayments	(625)	2,897
Other assets and liabilities, net	107	(1,493)

Net cash provided by operating activities	44,033	12,493

Cash flows—investing activities:
Restricted cash	26	(6,230)
Capital expenditures	(3,731)	(7,504)
Acquisition of a business, net of cash acquired	(1,023)	(52,733)
Purchases of available for sale investments	(749)	(1,121)
Proceeds from sales of available for sale investments	252	137
Other, net	—	200

Net cash used in investing activities	(5,225)	(67,251)

Cash flows—financing activities:
Proceeds from debt issuance	40,000	—
Debt repayment	(4,500)	—
Cash dividends paid	(7,260)	(11,991)
Purchases of treasury stock	—	(1,123)
Payment of employee tax withholdings on equity transactions	(713)	(1,653)
Acquisition earnout payments	(357)	(381)

Net cash provided by (used in) financing activities	27,170	(15,148)

Effect of exchange rate fluctuations on cash and cash equivalents	(1,937)	2,121

Net increase (decrease) in cash and cash equivalents	64,041	(67,785)
Cash and cash equivalents at beginning of period	117,605	185,390

Cash and cash equivalents at end of period	$181,646	$117,605

Heidrick & Struggles International, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Month Ended December 31,
	2013	2012
Cash flows—operating activities:
Net income (loss)	$1,502	$(402)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	4,229	2,718
Deferred income taxes	(3,249)	822
Net realized gains on investments	—	(29)
Stock-based compensation expense	972	118
Accretion expense related to earnout payments	532	—
Cash paid for restructuring charges	(81)	(385)
Changes in assets and liabilities, net of effects of acquisitions:
Trade and other receivables	21,843	24,910
Accounts payable	1,877	2,694
Accrued expenses	25,732	27,106
Income taxes recoverable (payable), net	(534)	(5,127)
Retirement and pension assets and liabilities	627	638
Prepayments	2,582	2,972
Other assets and liabilities, net	(133)	(383)

Net cash provided by operating activities	55,899	55,652

Cash flows—investing activities:
Restricted cash	76	(6,512)
Capital expenditures	(1,811)	(1,256)
Acquisition of a business, net of cash acquired	(1,023)	(52,733)
Purchases of available for sale investments	(88)	(98)
Proceeds from sales of available for sale investments	97	30
Other, net	—	200

Net cash used in investing activities	(2,749)	(60,369)

Cash flows—financing activities:
Debt repayment	(1,500)	—
Cash dividends paid	(2,385)	(4,697)
Payment of employee tax withholdings on equity transactions	(66)	(23)

Net cash used in financing activities	(3,951)	(4,720)

Effect of exchange rate fluctuations on cash and cash equivalents	(343)	(95)

Net increase (decrease) in cash and cash equivalents	48,856	(9,532)
Cash and cash equivalents at beginning of period	132,790	127,137

Cash and cash equivalents at end of period	$181,646	$117,605

Heidrick & Struggles International, Inc.

Reconciliation of Net Income (Loss) and Operating Income (Loss) (GAAP) to

Adjusted EBITDA (Non-GAAP)

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Revenue before reimbursements (net revenue)	$118,003	$103,874	$461,995	$443,777
Net income (loss)	$1,502	$(402)	$6,347	$6,240
Interest, net	55	(262)	175	(1,118)
Other, net	327	(454)	2,002	495
Provision for (benefit from) income taxes	(803)	647	7,041	14,022

Operating income (expense)	1,081	(471)	15,565	19,639
Adjustments
Salaries and employee benefits
Stock-based compensation expense	972	118	3,447	4,054
Senn Delaney retention awards	582	—	2,332	—
General and administrative expenses
Depreciation	2,754	2,572	10,443	9,958
Intangible amortization	1,475	100	5,832	648
Senn Delaney earnout accretion	532	—	2,082	—
Restructuring charges	—	—	—	810

Total adjustments	6,315	2,790	24,136	15,470

Adjusted EBITDA	$7,396	$2,319	$39,701	$35,109

Adjusted EBITDA Margin	6.3%	2.2%	8.6%	7.9%